UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    November 14, 2008

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Kimball International, Inc. (the "Company") entered into agreements to sell undeveloped land holdings and timberlands which approximate 27,200 acres. The sale was conducted utilizing an auction approach. The auctions began on November 6, 2008, and negotiations concluded on November 13, 2008. These agreements are with numerous buyers, and the combined purchase price for all buyers was $50.6 million for the entire acreage. These agreements are not contingent upon the buyers obtaining financing. The final closings are expected to be complete by January 31, 2009.

This summary is not intended to be complete and is qualified in its entirety by reference to the Contract to Purchase Real Estate at Public Auction included as Exhibit 10.1 to this report and incorporated herein by reference.

Item 8.01 Other Events

Based on the total purchase price of $50.6 million, the Company expects to record a pre-tax gain of approximately $30 million net of applicable selling and other expenses including the buyer's premium primarily during its fiscal year 2009 third quarter.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed as part of this report:

Exhibit
Number	Description
10.1	Contract to Purchase Real Estate at Public Auction

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider
ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer

Date: November 14, 2008

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Contract to Purchase Real Estate at Public Auction